Exhibit 10.18

EXECUTIVE SALARY CONTINUATION AGREEMENT
EFFECTIVE JANUARY 1, 2009

THIS AGREEMENT, made and entered into as of the 23rd day of February, 2012, by and between Summit Community Bank, Inc. (hereinafter referred to as the “Bank”), and Bradford E. Ritchie, an Executive of the Bank (hereinafter referred to as the “Executive”).

WHEREAS, the Executive is and continues to be a valued Executive of the Bank who is a member of a select group of management or a highly-compensated employee of the Bank;

WHEREAS, the purpose of this Executive Salary Continuation Agreement (“Agreement” or “Executive Plan”) is to further the growth and development of the Bank by providing the Executive with supplemental retirement income, and thereby encourage the Executive’s productive efforts on behalf of the Bank and the Bank’s shareholders, and to align the interests of the Executive and those shareholders;

WHEREAS, it is the desire of the Bank and the Executive to enter into this Agreement under which the Bank will agree to make certain payments to the Executive at retirement or the Executive’s Beneficiary in the event of the Executive’s death pursuant to this Agreement;

ACCORDINGLY, it is intended that the Agreement be “unfunded” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and not be construed to provide income to the participant or beneficiary under the Internal Revenue Code of 1986, as amended (the “Code”), particularly Section 409A of the Code and guidance or regulations issued thereunder, prior to actual receipt of benefits; and

THEREFORE, it is agreed as follows:

I.	EFFECTIVE DATE

Except as otherwise provided herein, the Effective Date of this Agreement shall be January 1, 2009.

II.           FRINGE BENEFITS

The salary continuation benefits provided by this Agreement are granted by the Bank as a fringe benefit to the Executive and are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase.  The Executive has no option to take any current payment or bonus in lieu of these salary continuation benefits except as set forth hereinafter.

III.           DEFINITIONS

A.	Retirement Date:
If the Executive remains in the continuous employ of the Bank until at least the Executive’s Normal Retirement Age, (except as otherwise set forth in Paragraph IX,) and provided that no determination of Disability of Executive, at any time prior to Executive’s Normal Retirement Age, has been made, (regardless of any return to active service of Executive subsequent to any such determination of Disability,) the Executive’s Retirement Date shall be the date on which the Executive attains the age of sixty-five (65) years or has a Separation from Service, whichever is later.

B.	Normal Retirement Age:
Normal Retirement Age shall mean the date on which the Executive attains age sixty-five (65).

C.           Plan Year:

Any reference to “Plan Year” shall mean a calendar year from January 1 to December 31.  In the year of implementation, the term “Plan Year” shall mean the period from the effective date to December 31 of the year of the effective date.

D.           Termination of Employment:

Termination of Employment shall mean voluntary resignation of employment by the Executive, or the Bank’s discharge of the Executive without cause (i.e., a discharge of the Executive by the Bank that does not satisfy the definition of discharge “for cause” set forth in Subparagraph III [F]).

E.           Separation from Service:

“Separation from Service” shall mean that the Executive has experienced a Termination of Employment from the Bank.  However, the employment relationship is treated as continuing intact while the Executive is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Executive’s right to reemployment with the Bank or any Affiliate is provided either by statute or by contract.  If the period of leave exceeds six months and the Executive’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.  Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Executive to be unable to perform the duties of his position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period.  In addition, notwithstanding any of the foregoing, the term “Separation from Service” shall be interpreted under this Agreement in a manner consistent with the requirements of Code Section 409A including, but not limited to:

(i) an examination of the relevant facts and circumstances, as set forth in Code Section 409A and the regulations and guidance thereunder, in the case of any performance of services or availability to perform services after a purported Termination of Employment or Separation from Service,

(ii) in any instance in which Executive is participating or has at any time participated in any other plan which is, under the aggregation rules of Code Section 409A and the regulations and guidance issued thereunder, aggregated with this Agreement and with respect to which amounts deferred hereunder and under such other plan or plans are treated as deferred under a single plan, (hereinafter sometimes referred to as an “Aggregated Plan” or together as the “Aggregated Plans,”) then in such instance Executive shall only be considered to meet the requirements of a Separation from Service hereunder if Executive meets (a) the requirements of a Separation from Service under all such Aggregated Plans and (b) the requirements of a Separation from Service under this Plan which would otherwise apply,

 (iii) in any instance in which Executive is an employee and an independent contractor of the Bank or any Affiliate or both the Executive must have a Separation from Service in all such capacities to meet the requirements of a Separation from Service hereunder, although, notwithstanding the foregoing, if Executive provides services both as an employee and a member of the Board of Directors of the Bank or any Affiliate or both or any combination thereof, the services provided as a director are not taken into account in determining whether the Executive has had a Separation from Service as an employee under this Plan, provided that no  plan in which Executive participates or has participated in his or her capacity as a director is an Aggregated Plan and

(iv) a determination of whether a Separation from Service has occurred shall be made in accordance with Treasury Regulations Section 1.409A-1(h)(4) or any similar or successor law, regulation or guidance of like import, in the event of an asset purchase transaction as described therein.

        F.           Discharge for Cause:

The term “for cause” shall mean for the conviction of Executive for commission of a felony against the Bank or any Affiliate.  If a dispute arises as to discharge “for cause,” such dispute shall be resolved by arbitration as set forth in this Executive Plan.  In the alternative, if the Executive is permitted to resign due to conviction of a felony as described above, the Board of Directors may vote to deny all benefits.  A majority decision by the Board of Directors is required for forfeiture of the Executive’s benefits under the preceding sentence.

        G.           Change of Control:
“Change of Control” shall mean with respect to (i) the Bank or an Affiliate for whom the Executive is performing services at the time of the Change in Control Event; (ii) the Bank or any Affiliate that is liable for the payment to the Executive hereunder (or all corporations liable for the payment if more than one corporation is liable) but only if either the deferred compensation is attributable to the performance of service by the Executive for such corporation (or corporations) or there is a bona fide business purpose for such corporation or corporations to be liable for such payment and, in either case, no significant purpose of making such corporation or corporations liable for such payment is the avoidance of Federal Income tax; or (iii) a corporation that is a majority shareholder of a corporation identified in paragraph (i) or (ii) of this section, or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in paragraph (i) or (ii) of this section, a Change in Ownership or Effective Control or a Change in the Ownership of a Substantial Portion of the Assets of a Corporation as defined in Section 409A of the Code, and the regulations or guidance issued by the Internal Revenue Service thereunder, meeting the requirements of a “Change in Control Event” thereunder.

         H.           Restriction on Timing of Distribution:
Notwithstanding any provision of this Agreement to the contrary, distributions of deferred compensation (within the meaning of Code Section 409A) under this Plan to the Executive may not commence earlier than six (6) months after the date of a Separation from Service if, pursuant to Code Section 409A and the regulations and guidance thereunder, the Executive is considered a “specified employee” of the Bank if any stock of the Bank or any parent thereof is publicly traded on an established securities market or otherwise.  In the event a distribution of deferred compensation under this Plan is delayed pursuant to this paragraph, the originally scheduled payment shall be delayed until six months after the date of Separation from Service and shall commence instead on the first day of the seventh month following Separation from Service, as follows:  if payments are scheduled under this Plan to be made in installments, all such installment payments which would have otherwise been paid within six (6) months after the date of a Separation from Service shall be delayed, aggregated, and paid instead on the first day of the seventh month after Separation from Service, after which all installment payments shall be made on their regular schedule; if payment is scheduled under this Plan to be made in a lump sum, the lump payment shall be delayed until six months after the date of Separation from Service and instead be made on the first day of the seventh month after the date of Separation from Service.  This Subparagraph III [H] shall only apply to delay the payment of deferred compensation to specified employees as required by Code Section 409A and the regulations and guidance issued thereunder.

I.	Beneficiary:

The Executive shall have the right to name a Beneficiary of any benefit payable under this Agreement on the Executive’s death.  The Executive shall have the right to name such Beneficiary at any time prior to the Executive’s death and submit it to the Plan Administrator (or Plan Administrator’s representative) on the form provided.  Once received and acknowledged by the Plan Administrator, the form shall be effective.  The Executive may change a Beneficiary designation at any time by submitting a new form to the Plan Administrator.  Any such change shall follow the same rules as for the original Beneficiary designation and shall automatically supersede the existing Beneficiary form on file with the Plan Administrator.

If the Executive dies without a valid Beneficiary designation on file with the Plan Administrator, death benefits shall be paid to the Executive’s estate.

If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person.  The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

J.	Disability:

“Disability” shall mean the Executive:  (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or has lasted or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank.  Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank.  Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of Social Security Administration’s or the provider’s determination.  Notwithstanding any of the foregoing, the term “Disability” shall be interpreted under this Agreement in a manner consistent with the requirements of Code Section 409A and the regulations and guidance thereunder.

IV.           RETIREMENT BENEFIT AND POST-RETIREMENT DEATH BENEFIT

Upon attainment of the Retirement Date, (as set forth in Subparagraph III [A,] subject to the provisions of Paragraph IX,) the Bank shall pay the Executive an annual benefit equal to Seventy Five Thousand Dollars ($75,000), the “Retirement Benefit.”  Said Retirement Benefit shall be paid in equal monthly installments (1/12th of the annual benefit) until the death of the Executive.  Said payment shall commence the first day of the month following (i) the date of such Separation from Service, or (ii) if applicable, in accordance with the Restriction on Timing of Distribution, whichever is later.  Upon the death of the Executive after attainment of the Retirement Date, (as set forth in III [A,] subject to the provisions of Paragraph IX,) if there is a balance in the accrued liability retirement account, an amount equal to such balance shall be paid in a lump sum to the Beneficiary.  Said payment due hereunder shall be made the first day of the second month following the Executive’s death.

V.           DEATH BENEFIT PRIOR TO RETIREMENT

In the event the Executive should die while actively employed by the Bank at any time after the date of this Agreement but prior to the Executive’s Separation from Service, and prior to any determination of Disability (as provided in Paragraph X) the Bank will pay an amount equal to the accrued balance on the date of death of the Executive’s accrued liability retirement account in a lump sum to the Beneficiary.  Said payment due hereunder shall be made the first day of the second month following the Executive’s death.

VI.           BENEFIT ACCOUNTING/ACCRUED LIABILITY RETIREMENT ACCOUNT

Notwithstanding any provision herein to the contrary, the provisions of this Paragraph VI, shall be effective beginning January 1, 2009.  Prior to the date on which Executive attains Executive’s Normal Retirement Age, and during the time that Executive continues in the employment of Bank, (or after Separation from Service but before Executive has attained Normal Retirement Age if a Change in Control has occurred and Executive has thereafter had a Separation from Service as set forth in Paragraph IX,) and provided this Agreement is in effect, the Bank shall account for this benefit using Generally Accepted Accounting Principles (“GAAP”).  Prior to the date on which Executive attains Executive’s Normal Retirement Age and during the time that Executive continues in the employment of Bank, and prior to any determination of Disability of Executive prior to Executive attaining Normal Retirement Age, (or after Separation from Service but before Executive has attained Executive’s Normal Retirement Age if a Change in Control has occurred and Executive has had a Separation from Service as set forth in Paragraph IX) and provided this Agreement is in effect, the Bank shall establish an accrued liability retirement account for the Executive into which appropriate reserves shall be accrued sufficient so that if the account were increased ratably each year prior to Executive attaining Normal Retirement Age and during which Executive continued in the employment of Bank (or after Separation from Service but before Executive has attained Executive’s Normal Retirement Age if a Change in Control has occurred and Executive has had a Separation from Service as set forth in Paragraph IX) and using a compound interest rate as set forth in Schedule A attached hereto and incorporated herein by reference (provided, however, that such interest rate set forth on Schedule A may be changed, for purposes of the calculation of the accrued liability retirement account hereunder, by the Compensation Committee of Bank at any time and from time to time but only in good faith and in a manner that the Compensation Committee of the Bank reasonably determines to be consistent with industry standards at the time of such change of interest rate herein), sufficient funds would be available to pay the Retirement Benefit to Executive, still assuming a compound interest rate as set forth on Schedule A (again provided, however, as stated above, that such interest rate may be changed, for purposes of the calculation of the accrued liability retirement account hereunder, by the Compensation Committee of the Bank at any time and from time to time but only in good faith and in a manner that the Compensation Committee of the Bank reasonably determines to be consistent with industry standards at the time of such change of interest rate herein,) for the life expectancy of Executive, based upon the United States Life Insurance Company mortality tables (or tables of a reasonably comparable life insurance company if such mortality tables are no longer available) in effect from time to time as such accruals are made.

The accrued liability retirement account established hereunder shall be for accounting and bookkeeping purposes only, and is not, nor shall be construed to be, an account or trust for the benefit of the Executive.  Once payments to Executive commence pursuant to Paragraphs IV, VIII, or IX, such payments shall be applied so as to reduce the balance in the accrued liability retirement account for purposes of any payout of an amount equal to the remaining balance thereof under said Paragraphs.

VII.           VESTING

The Executive shall be fully vested in the Retirement Benefit for purposes of any payments to Executive pursuant to Paragraphs IV or IX hereunder.  For all other purposes, the Executive shall vest in the Retirement Benefit in accordance with the following schedule.

Total Years of Employment
with the Bank from 1/1/09	Vested (to a maximum of 100%)
1	0%
2	0%
3	0%
4	0%
5	25%
6	30%
7	35%
8	40%
9	45%
10	50%
11	50%
12	50%
13	50%
14	50%
15	50%
16	50%
17	50%
18	50%
19	50%
20 or more	100%

VIII.         BENEFIT UPON SEPARATION FROM SERVICE PRIOR TO RETIREMENT

A.           Resignation of Employee or Discharge Without Cause:

Subject to the provisions of Paragraph IX, (and no payment shall be made under this Paragraph VIII if the provisions of Paragraph IX are applicable,) in the event that the Executive shall incur a Separation from Service prior to Normal Retirement Age, and prior to any determination of Disability, then the Bank shall pay to the Executive an annual benefit equal to the vested percentage of the Retirement Benefit, as provided in Paragraph IV (the “Vested Benefit”).  Said Vested Benefit shall be paid in equal monthly installments (1/12th of the annual Vested Benefit) commencing the first day of the month following (i) the date of attainment of Normal Retirement Age or (ii) if applicable, in accordance with the Restriction on Timing of Distribution, whichever is later, until the death of the Executive.

Upon the death of the Executive after commencement of payments provided for in this paragraph, if there is a balance remaining in the accrued liability retirement account, an amount equal to such balance shall be paid in a lump sum to the Beneficiary.  Said payment due hereunder shall be made the first day of the second month following the Executive’s death.

In the event the Executive’s death should occur after Separation from Service under this Section VIII but prior to the commencement of payments provided for in this paragraph, an amount equal to the balance in the accrued liability retirement account shall be paid in a lump sum to the Beneficiary.  Said payment due hereunder shall be made the first day of the second month following the decease of the Executive.

B.           Discharge For Cause or Upon Vote to Deny All Benefits:

In the event the Executive shall be discharged for cause at any time, or should the Board vote to deny all benefits following a discharge for cause as set forth in Subparagraph III [F], this Agreement shall terminate and all benefits provided herein shall be forfeited.

IX.           CHANGE OF CONTROL

If the Executive suffers a Separation from Service prior to attaining Normal Retirement Age and within two years after a Change of Control (provided that there has been no determination of Disability prior to such Separation from Service)  then the Executive shall receive the Retirement Benefit described in Paragraph IV as if the Executive had been continuously employed by the Bank until the Executive’s Normal Retirement Age, except that payments under this Paragraph IX shall be paid in equal monthly installments commencing the first day of the month following (i) the date of attainment of Normal Retirement Age or (ii) if applicable, in accordance with the Restriction on Timing of Distribution, whichever is later, until the death of the Executive.  The Executive will also remain eligible for all promised death benefits in this Agreement.  In addition, no sale, merger or consolidation of the Bank shall take place unless the new or surviving entity expressly acknowledges the obligations under this Agreement and agrees to abide by its terms.

X.	DISABILITY

In the event that a determination of Disability is made respecting the Executive, during any period of employment prior to Executive attaining Normal Retirement Age (and the Executive, notwithstanding any other provision of this Agreement, including but not limited to any provision of Subparagraph III [J,] shall not be considered disabled for purposes of this Paragraph X if the Executive has had a Separation from Service prior to such Disability, without returning to active employment with the Bank and being actively employed with the Bank at the time of such Disability, even if such Separation of Service has taken place after a Change in Control and Executive, although no longer employed by Bank, may be eligible for a Retirement Benefit pursuant to Paragraph IX or otherwise), the Bank shall establish an account (hereinafter sometimes referred to as the “Disability Account”) in an amount equal to the balance as of the date of Disability of Executive of the accrued liability retirement account established on the Executive’s behalf pursuant to this Agreement, (provided that the Bank shall be required to do so only once for each Executive, and with respect to an Executive who has a determination of Disability prior to Normal Retirement Age and who returns to active employment with the Bank and a subsequent determination of Disability, also prior to Normal Retirement Age, is made respecting the Executive, the Bank shall not be required to establish a Disability Account other than any Disability Account established upon the first determination of Disability of the Executive.)

Interest at a rate equivalent to the Moody’s Seasoned Baa Corporate Bond Yield per annum then in effect (or if no such rate is then published or in effect, then at the rate equivalent to the yield of reasonably comparable instruments selected by the Compensation Committee of the Bank) shall be accrued and added to the Disability Account and distributions subtracted therefrom until complete distribution hereunder.  Upon Executive attaining Normal Retirement Age after a determination of Disability, the Bank shall distribute to the Executive, (commencing on the first day of the month following the date the Executive attains the Executive’s Normal Retirement Age, and subject to the ‘Restriction on Timing of Distribution’ as defined in this Agreement) an amount equal to the balance in the Disability Account of Executive in One Hundred Twenty (120) equal monthly installments.  In the event of the death of Executive after a determination of Disability and regardless of whether Executive has attained Normal Retirement Age, any portion of any Disability Account of Executive not yet distributed to Executive hereunder shall be distributed in a lump sum to the Beneficiary.  Said payment due hereunder shall be made the first day of the second month following the Executive’s death.  After a determination of Disability prior to Executive’s Normal Retirement Age, no other benefits than those set forth in this Paragraph X will be owed or payable to the Executive or any Beneficiary under this Agreement under any circumstances, including but not limited to, during the period of Disability, upon death, upon attaining Normal Retirement Age or Retirement Date, or in the event of any subsequent return to active service or subsequent period of Disability.  The Disability Account established hereunder shall be for accounting and bookkeeping purposes only, and is not, nor shall be construed to be, an account or trust for the benefit of the Executive.  Once payments to Executive commence pursuant to this Paragraph X, such payments shall be applied so as to reduce the balance in the Disability Account for purposes of any payout of an amount equal to the remaining balance thereof.

XI.	RESTRICTION UPON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Executive Plan.  The Executive, their beneficiary(ies), or any successor in interest shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation.

The Bank reserves the absolute right, at its sole discretion, to either fund the obligations undertaken by this Executive Plan or to refrain from funding the same and to determine the extent, nature and method of such funding.  Should the Bank elect to fund this Executive Plan, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part.  At no time shall any Executive be deemed to have any lien, right, title or interest in any specific funding investment or assets of the Bank.

If the Bank elects to invest in a life insurance, disability or annuity policy on the life of the Executive, then the Executive shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

XII.          MISCELLANEOUS

A.	Alienability and Assignment Prohibition:
Neither the Executive, nor the Executive’s surviving spouse, nor any other beneficiary(ies) under this Executive Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or the Executive’s beneficiary(ies), nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.  In the event the Executive or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

B.	Binding Obligation of the Bank and any Successor in Interest:
The Bank shall not merge or consolidate into or with another Bank or company or sell substantially all of its assets to another Bank, company, firm or person until such Bank, company, firm or person expressly agree, in writing, to assume and discharge the duties and obligations of the Bank under this Executive Plan.  This Executive Plan shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

C.	Amendment or Revocation:
It is agreed by and between the parties hereto that, during the lifetime of the Executive, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Executive and the Bank.  Any such amendment shall not be effective to decrease or restrict any Executive’s accrued benefit under this Agreement, determined as of the date of amendment, unless agreed to in writing by the Executive, and provided further, no amendment shall be made, or if made, shall be effective, if such amendment would cause the Agreement to violate Code Section 409A.  In the event this Agreement is terminated, such termination shall not cause acceleration of a distribution of benefits, except under limited circumstances as permitted under Code Section 409A and the regulations and guidance issued thereunder (e.g., 30 days before or 12 months after a Change of Control event, upon termination of all arrangements of the same type, or upon corporate dissolution or bankruptcy).

D.	Gender:
Whenever in this Executive Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

E.	Headings:
Headings and subheadings in this Executive Plan are inserted for reference and convenience only and shall not be deemed a part of this Executive Plan.

F.	Applicable Law:
The laws of the State of West Virginia shall govern the validity and interpretation of this Agreement.

G.	Partial Invalidity:
If any term, provision, covenant, or condition of this Executive Plan is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and the Executive Plan shall remain in full force and effect notwithstanding such partial invalidity.

H.	Not a Contract of Employment:
This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Bank to discharge the Executive, or restrict the right of the Executive to terminate employment.

I.	Tax Withholding:

The Bank shall withhold any taxes that are required to be withheld, under federal, state or local tax laws, including without limitation under Section 409A of the Code and regulations thereunder, from the benefits provided under this Agreement.  The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).

J.	Opportunity to Consult with Independent Advisors:

The Executive acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the:  (i) terms and conditions which may affect the Executive’s right to these benefits; and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, Section 409A of the Code and guidance or regulations thereunder, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Executive acknowledges and agrees shall be the sole responsibility of the Executive notwithstanding any other term or provision of this Agreement.  The Executive further acknowledges and agrees that the Bank shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Executive and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representative, agents, successor and assign to claim or assert liability on the part of the Bank related to the matters described above in this paragraph.  The Executive further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.

K.	Permissible Acceleration Provision:

Under Code Section 409A(a)(3), a payment of deferred compensation may not be accelerated except as provided in regulations by the Code.  Certain permissible payment accelerations include payments necessary to comply with a domestic relations order, payments necessary to comply with certain conflict of interest rules, payments intended to pay employment taxes, and certain de minimis payments related to the Executive’s termination of the Executive’s interest in the plan.  Any permissible payment accelerations under this Agreement shall be at the discretion of Bank and shall be consistent with the requirements of Code Section 409A and the regulations and guidance issued  thereunder.

XIII.	ADMINISTRATIVE AND CLAIMS PROVISION

A.	Plan Administrator:
The “Plan Administrator” of this Executive Plan shall be Summit Community Bank.  As Plan Administrator, the Bank shall be responsible for the management, control and administration of the Executive Plan.  The Plan Administrator may delegate to others certain aspects of the management and operation responsibilities of the Executive Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

B.           Claims Procedure:

a.            Filing a Claim for Benefits:

Any insured, beneficiary, or other individual, (“Claimant”) entitled to benefits under this Executive Plan will file a claim request with the Plan Administrator.  The Plan Administrator will, upon written request of a Claimant, make available copies of all forms and instructions necessary to file a claim for benefits or advise the Claimant where such forms and instructions may be obtained.  If the claim relates to disability benefits, then the Plan Administrator shall designate a sub-committee to conduct the initial review of the claim (and applicable references below to the Plan Administrator shall mean such sub-committee).

b.	Denial of Claim:

A claim for benefits under this Executive Plan will be denied if the Bank determines that the Claimant is not entitled to receive benefits under the Executive Plan.  Notice of a denial shall be furnished the Claimant within a reasonable period of time after receipt of the claim for benefits by the Plan Administrator.  This time period shall not exceed more than ninety (90) days after the receipt of the properly submitted claim.  In the event that the claim for benefits pertains to disability, the Plan Administrator shall provide written notice within forty-five (45) days.  However, if the Plan Administrator determines, in its discretion, that an extension of time for processing the claim is required, such extension shall not exceed an additional ninety (90) days.  In the case of a claim for disability benefits, the forty-five (45) day review period may be extended for up to thirty (30) days if necessary due to circumstances beyond the Plan Administrator’s control, and for an additional thirty (30) days, if necessary.  Any extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the determination on review.

c.	Content of Notice:

The Plan Administrator shall provide written notice to every Claimant who is denied a claim for benefits which notice shall set forth the following:

(i.)	The specific reason or reasons for the denial;

(ii.)	Specific reference to pertinent Executive Plan provisions on which the denial is based;

(iii.)	A description of any additional material or information necessary for the Claimant to perfect the claim, and any explanation of why such material or information is necessary; and

(iv.)	Any other information required by applicable regulations, including with respect to disability benefits.

d.	Review Procedure:

The purpose of the Review Procedure is to provide a method by which a Claimant may have a reasonable opportunity to appeal a denial of a claim to the Plan Administrator for a full and fair review.  The Claimant, or his duly authorized representative, may:

(i.)
Request a review upon written application to the Plan Administrator.  Application for review must be made within sixty (60) days of receipt of written notice of denial of claim.  If the denial of claim pertains to disability, application for review must be made within one hundred eighty (180) days of receipt of written notice of the denial of claim;

(ii.)	Review and copy (free of charge) pertinent Executive Plan documents, records and other information relevant to the Claimant’s claim for benefits;

(iii.)	Submit issues and concerns in writing, as well as documents, records, and other information relating to the claim.

e.	Decision on Review:

A decision on review of a denied claim shall be made in the following manner:

(i.)
The Plan Administrator may, in its sole discretion, hold a hearing on the denied claim.  If the Claimant’s initial claim is for disability benefits, any review of a denied claim shall be made by members of the Plan Administrator other than the original decision maker(s) and such person(s) shall not be a subordinate of the original decision maker(s).  The decision on review shall be made promptly, but generally not later than sixty (60) days after receipt of the application for review.  In the event that the denied claim pertains to disability, such decision shall not be made later than forty-five (45) days after receipt of the application for review.  If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period.  In no event shall the extension exceed a period of sixty (60) days from the end of the initial period.  In the event the denied claim pertains to disability, written notice of such extension shall be furnished to the Claimant prior to the termination of the initial forty-five (45) day period.  In no event shall the extension exceed a period of thirty (30) days from the end of the initial period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the determination on review.

(ii.)
The decision on review shall be in writing and shall include specific reasons for the decision written in an understandable manner with specific references to the pertinent Executive Plan provisions upon which the decision is based.

(iii.)
The review will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.  Additional considerations shall be required in the case of a claim for disability benefits.  For example, the claim will be reviewed without deference to the initial adverse benefits determination and, if the initial adverse benefit determination was based in whole or in part on a medical judgment, the Plan Administrator will consult with a health care professional with appropriate training and experience in the field of medicine involving the medical judgment.  The health care professional who is consulted on appeal will not be the same individual who was consulted during the initial determination or the subordinate of such individual.  If the Plan Administrator obtained the advice of medical or vocational experts in making the initial adverse benefits determination (regardless of whether the advice was relied upon), the Plan Administrator will identify such experts.

(iv.)
The decision on review will include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to the Claimant’s claim for benefits.

f.	Exhaustion of Remedies:

A Claimant must follow the claims review procedures under this Executive Plan and exhaust his or her administrative remedies before taking any further action with respect to a claim for benefits.

C.	Arbitration:

If claimants continue to dispute the benefit denial based upon completed performance of this Executive Plan or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to an Arbitrator in West Virginia for final arbitration.  The Arbitrator shall be selected by mutual agreement of the Bank and the claimants.  The Arbitrator shall operate under the rules then in effect of the American Arbitration Association.  The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such Arbitrator with respect to any controversy properly submitted to it for determination.

Where a dispute arises as to the Bank’s discharge of the Executive “for cause,” such dispute shall likewise be submitted to arbitration as above described and the parties hereto agree to be bound by the decision thereunder.

XIV.           TERMINATION OR MODIFICATION OF AGREEMENT BY REASON OF CHANGES IN THE LAW, RULES OR REGULATIONS

The Bank is entering into this Agreement upon the assumption that certain existing tax laws, rules and regulations will continue in effect in their current form.  If any said assumptions should change and said change has a detrimental effect on this Executive Plan, then the Bank reserves the right to terminate or modify this Agreement accordingly, but only to the extent necessary to conform this Agreement to the provisions and requirements of any applicable law (including ERISA and the Code, including, but not limited to Section 409A of the Code and regulations thereunder).

Upon a Change of Control, the provisions of Paragraph IX respecting assumption of the obligations of this Agreement by the successor entity shall apply.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof as of the first day set forth hereinabove, and that, upon execution, each has received a conforming copy.

SUMMIT COMMUNITY BANK, INC.
                                                                   Moorefield, West Virginia

  /s/ Danyl R. Freeman                                                       By:     /s/ H, Charles Maddy, III               President
Witness                                                                                                                                                     (Bank Officer other than Executive)    Title

    /s/ Kathy Fillnow                                                                                                                                /s/ Bradford E. Ritchie
Witness                                                                                                                             Bradford E. Ritchie